EXHIBIT 99.1
IDEX CORPORATION REPORTS FIRST QUARTER 2008 RESULTS;
12% SALES GROWTH, 11% INCREASE IN DILUTED EPS AND 84% INCREASE IN FREE CASH FLOW
NORTHBROOK, IL, April 21 – IDEX Corporation (NYSE: IEX) today announced first quarter 2008 results.
New orders in the quarter totaled $401.7 million, 12 percent higher than the prior-year period. Sales in the quarter totaled $371.7 million, 12 percent higher than the prior-year period. International sales represented approximately 47 percent of total sales for the first quarter of 2008 compared to 43 percent in the same period of the prior year.

First quarter operating income of $68.1 million was 11 percent higher than the prior-year period. EBITDA of $80.3 million was an all-time record and represented a 13 percent increase compared to the prior-year period. Operating margin of 18.3 percent reflected a 20 basis point decline compared to the prior-year period, driven primarily by the impact of acquisitions. EBITDA as a percent of sales was 21.6 percent and increased 20 basis points from the prior-year period.

Income from continuing operations of $41.4 million increased 12 percent over the first quarter of the previous year. Diluted earnings per share from continuing operations of 50 cents improved 5 cents, or 11 percent, from the first quarter of the previous year.
First Quarter 2008 Highlights (from Continuing Operations)
•	Orders increased 12% compared to the prior-year period (8 percent acquisitions, flat organic and 4 percent foreign currency translation)

•	Sales increased 12% compared to the prior-year period (8 percent acquisitions, flat organic and 4 percent foreign currency translation)

•	Operating margin of 18.3% was 20 basis points lower than the prior-year period

•	Income increased 12% to $41.4 million

•	Diluted EPS at 50 cents was 5 cents, or 11%, ahead of the prior-year period

•	EBITDA of $80.3 million was 21.6% of sales and covered interest expense by more than 14 times

•	First quarter free cash flow of $22.1 million was $10 million higher than prior-year period

“We are pleased with our overall performance for the first quarter of 2008. Growth in the Fluid and Metering Technologies segment was driven by strong global demand in the process control and infrastructure-related end markets. In the Health and Science Technologies segment, we realized strong growth in the core health and science end markets. Within the Dispensing Equipment segment, timing of orders unfavorably impacted first quarter revenue. Despite softness in our fire suppression business, our engineered band clamping and rescue tools businesses performed well within the Fire & Safety/Diversified Products segment.
For the second quarter of 2008, we expect solid performance in the Fluid and Metering Technologies segment as a result of continued strong global investment in the infrastructure-related markets and process control industries. Within the Health and Science Technologies segment, growth will be driven by strength in the core analytical instrumentation, IVD and biotechnology markets. Growth in the Dispensing Equipment segment will be driven by continued paint channel expansion in global markets and anticipated program orders in the large U.S. retail markets. We expect our Fire & Safety/Diversified Products segment to perform well, driven by strong demand for band clamping applications and global expansion of our rescue tools business, partially offset by continued weakness in the North American fire suppression market.
Given these trends and current market conditions, we reaffirm our expected full year 2008 total revenue growth in the range of 13 to 15 percent and EPS in the range of $2.10 to $2.18 compared to $1.90 in the prior year. In addition, 2008 free cash flow is projected to exceed net income by 10 to 20 percent. For the second quarter of 2008, we project total revenue growth in the range of 14 to 16 percent and EPS in the range of 53 to 56 cents per diluted share.
Overall, we are pleased with our first quarter 2008 results and we anticipate continued strong performance in 2008.”
Lawrence D. Kingsley
Chairman and Chief Executive Officer
Business Highlights
Fluid & Metering Technologies
o	Sales in the first quarter of $170.9 million reflected 25 percent growth (17 percent acquisitions, 5 percent organic and 3 percent foreign currency translation). Growth was driven by continued global demand for infrastructure-related applications and acquisition performance.

o	Operating margin of 20.0 percent represented a 180 basis point decline compared with the first quarter of 2007 primarily driven by the impact of recent acquisitions.
Health & Science Technologies
o	Sales in the first quarter of $83.6 million reflected 4 percent growth (4 percent acquisitions, -2 percent organic and 2 percent foreign currency translation). Strong growth in core analytical instrumentation, IVD and biotechnology markets coupled with acquisitions was partially offset by slow growth in specific pneumatic OEM markets.

o	Operating margin of 18.0 percent represented an 80 basis point improvement compared with the first quarter of 2007, primarily driven by favorable mix.
Dispensing Equipment
o	Sales of $50.0 million in the first quarter reflected 4 percent growth compared with the first quarter of 2007 (-6 percent organic and 10 percent foreign currency translation). Growth was unfavorably impacted by order timing.

o	Operating margin of 22.5 percent represented a 190 basis point decline compared with the first quarter of 2007, driven by lower volume.
Fire & Safety/Diversified Products
o	Sales in the first quarter of $68.7 million were essentially flat versus the prior year (-4 percent organic and 4 percent foreign currency translation). The engineered band clamping business as well as the rescue business achieved strong growth, offset by weak demand in the North American fire suppression market.

o	Operating margin of 25.8 percent represented a 360 basis point increase compared with the first quarter of 2007, as a result of favorable mix.
For the first quarter of 2008, Fluid & Metering Technologies contributed 46 percent of sales and 44 percent operating income; Health & Science Technologies accounted for 23 percent of sales and 19 percent of operating income; Dispensing Equipment accounted for 13 percent of sales and 14 percent of operating income; and Fire & Safety/Diversified Products represented 18 percent of sales and 23 percent of operating income.
Bank Term Loan
On April 18, 2008, IDEX Corporation closed a $100 million senior bank term loan with consistent covenants and expiration of the existing revolving credit facility. The term loan was timed to capitalize on current, favorable market conditions and will be used to fund the company’s ongoing capital deployment strategy which is primarily focused on acquisitive growth.
Conference Call to be Broadcast over the Internet
IDEX will broadcast its first quarter earnings conference call over the Internet on Tuesday, April 22, 2008 at 9:30 a.m. CT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors also will be able to hear a replay of the call by dialing 800.642.1687 or 706.645.9291 and using conference ID #38180500.
A Note on EBITDA and Free Cash Flow
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow bridge
	For the Quarter Ended
	March 31,			December 31,
	2008	2007	Change	2007	Change
Income before Taxes	$62.6	$55.7	12%	$58.0	8%
Depreciation and Amortization	12.0	9.1	32	9.7	24
Interest	5.7	6.4	(11)	5.4	5
EBITDA	80.3	71.2	13	73.1	10
Cash Flow from Operating Activities	28.3	15.6	81	59.9	(53)
Capital Expenditures	6.3	5.4	16	5.7	9
Excess Tax Benefit from Stock-Based Compensation	0.1	1.8	(93)	0.7	(83)
Free Cash Flow	22.1	12.0	84	54.9	(60)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries – all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
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IDEX CORPORATION
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IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)

	First Quarter Ended
	March 31,
	2008	2007

Net sales	$371,662	$333,268
Cost of sales	216,495	193,604

Gross profit	155,167	139,664
Selling, general and administrative expenses	87,068	78,112

Operating income	68,099	61,552
Other income — net	175	573
Interest expense	5,666	6,379

Income from continuing operations before income taxes	62,608	55,746
Provision for income taxes	21,229	18,915

Income from continuing operations	41,379	36,831
Loss from discontinued operations, net of tax	—	(164)

Net income	$41,379	$36,667

Basic Earnings per Common Share:

Continuing operations	$0.51	$0.46
Discontinued operations	—	—

Net income	$0.51	$0.46

Diluted Earnings per Common Share:

Continuing operations	$0.50	$0.45
Discontinued operations	—	—

Net income	$0.50	$0.45

Share Data:

Basic weighted average common shares outstanding	81,067	80,264

Diluted weighted average common shares outstanding	82,288	81,677

Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2008	2007

Assets
Current assets
Cash and cash equivalents	$99,816	$102,757
Restricted cash	—	140,005
Receivables — net	241,810	193,326
Inventories	200,925	177,435
Other current assets	26,377	23,615

Total current assets	568,928	637,138
Property, plant and equipment — net	179,762	172,999
Goodwill and intangible assets	1,329,597	1,168,785
Other noncurrent assets	5,731	10,672

Total assets	$2,084,018	$1,989,594

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$99,427	$84,209
Accrued expenses	104,838	99,125
Short-term borrowings	5,964	5,830
Dividends payable	—	9,789

Total current liabilities	210,229	198,953
Long-term borrowings	443,638	448,901
Other noncurrent liabilities	201,667	179,017

Total liabilities	855,534	826,871
Shareholders’ equity	1,228,484	1,162,723

Total liabilities and shareholders’ equity	$2,084,018	$1,989,594

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IDEX CORPORATION
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IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)

	First Quarter Ended
	March 31, (a)
	2008	2007

Fluid & Metering Technologies
Net sales	$170,930	$136,706
Operating income (b)	34,245	29,751
Operating margin	20.0%	21.8%
Depreciation and amortization	$6,313	$3,549
Capital expenditures	2,391	2,636

Health & Science Technologies
Net sales	$83,642	$80,720
Operating income (b)	15,079	13,863
Operating margin	18.0%	17.2%
Depreciation and amortization	$2,953	$2,569
Capital expenditures	1,646	1,651

Dispensing Equipment
Net sales	$50,008	$47,893
Operating income (b)	11,233	11,704
Operating margin	22.5%	24.4%
Depreciation and amortization	$1,138	$547
Capital expenditures	530	292

Fire & Safety/Diversified Products
Net sales	$68,663	$69,196
Operating income (b)	17,730	15,358
Operating margin	25.8%	22.2%
Depreciation and amortization	$1,354	$1,525
Capital expenditures	1,107	886

Company
Net sales	$371,662	$333,268
Operating income	68,099	61,552
Operating margin	18.3%	18.5%
Depreciation and amortization (c)	$12,049	$9,139
Capital expenditures	5,977	5,783

(a)	First quarter data includes acquisition of ADS (January 2008) and Quadro (June 2007) in the Fluid & Metering Technologies Group and Isolation Technologies (October 2007) in the Health & Science Technologies Group from the date of acquisition.

(b)	Group operating income excludes unallocated corporate operating expenses.

(c)	Excludes amortization of debt issuance expenses and unearned compensation.